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                                  EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MAXIM PHARMACEUTICALS, INC.

         MAXIM PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1.       The name of the corporation is Maxim Pharmaceuticals, Inc.

         2. Maxim Pharmaceuticals, Inc. was originally incorporated on September 24, 1954, under the name "Wilco Oil & Minerals, Corp."

         3. This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation of the corporation and has been duly adopted by the Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware and by the stockholders of the corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         4. Paragraph A of Article IV shall be amended to read in its entirety as follows:

                  "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation shall have authority to issue is Forty-Five Million (45,000,000) shares consisting of (a) Forty Million (40,000,000) shares of Common Stock, each having a par value of one tenth of one cent ($.001) and (b) Five Million (5,000,000) shares of Preferred Stock, each having a par value of one tenth of one cent ($0.001)."

                  IN WITNESS WHEREOF, Maxim Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President this 29th day of February, 2000.

                                   MAXIM PHARMACEUTICALS, INC.

                                   By:    /s/ LARRY G. STAMBAUGH
                                          -------------------------------------
                                          Larry G. Stambaugh,
                                          President and Chief Executive Officer

Attest:

By:    /s/ DALE A. SANDER
       --------------------------
       Dale A. Sander,
       Secretary